[The following quarterly financial report was printed in a 11 x 8 1/2 landscape presentation. While five (5) pages are presented here, the actual report produced was a one page, two-sided, 3-fold report.

                        July 31, 1997


Dear Shareholder:


     With  two  quarters  still  to  go,  1997  is
shaping up to be the most  exciting  period in the
twenty-year  history  of  Abigail  Adams  National
Bancorp,  Inc. Our success this year builds on the
progress  of  1996,  when we  nearly  doubled  the
bank's  capital and laid the financial  foundation
for  a  new   era   of   growth,   expansion   and
profitability.

     As I announced at our annual meeting, we have
now signed a  definitive  agreement to acquire the
stock of Ballston  Bancorp,  Inc.,  with assets at
March  31,  1997  of $71  million.  The  agreement
provides  for  the   acquisition  at  a  price  of
approximately  $14  million  of  the  business  of
Ballston   Bancorp's   subsidiary,   The  Bank  of
Northern Virginia, with branches in Arlington, Ballston Common, and , opening in September, Falls
Church, Virginia.

     The   fastest-growing   segment  of  Northern
Virginia's  economy is women-  and  minority-owned
businesses.  This niche,  which we know well,  can
add  to  and   strengthen  The  Bank  of  Northern
Virginia's solid customer base. The acquisition will be completed as soon as regulatory and shareholder approval is obtained.

     In  addition to this  important  development,
our newest full  service  branch at Dupont  Circle
East,  which opened in October  1996,  has already
attracted   new  deposits  of   approximately   $8
million. The Chinatown branch remains on track to begin operations this fall, in time for the opening of the new MCI Arena across the street.
Our new Chinese-"speaking" ATM at the corner of 7th and H Streets is already a convenient and popular addition to our services.

     Beyond laying the groundwork for growth, we continue to maintain our well-capitalized status.
The Board of Directors has once more declared a quarterly cash dividend of ten cents per share to stockholders of record on June 30, 1997. Total assets at June 30, 1997, are $121 million, an increase of 37 percent over the same period last year.

     As we grow, the Adams National Bank remains committed to providing the best service to its customers as a high tech institution with a very personal approach to banking.

                        Sincerely,

                        /s/ Barbara Davis Blum
                        ----------------------
                        Barbara Davis Blum
                        Chairwoman, President &CEO

[Page: Outside back right page or folded inside right page.]

The
Adams
National Bank

1627 K Street, NW
Washington, DC 20006
(202) 466-4090
www.adamsbank.com


Branch Locations            Board of Directors

Main Office                 Barbara Davis Blum
1627 K Street, NW           Chairwoman, President and
Washington, DC 20006        Chief Executive Officer
(202) 466-4090              The Adams National Bank

Dupont Circle East          Shireen L. Dodson
1604 17th Street NW         Assistant Director
Washington, DC 20009        Center for African American
(202) 466-4090              History and Culture
                            Smithsonian Institution
Georgetown
2905 M Street, NW           Susan Hager
Washington, DC 20007        Chairwoman and
(202) 466-4090              Chief Executive Officer
                            Hager Sharp, Inc.
Union Station
50 Massachusetts Ave, NE    Jeanne D. Hubbard
Washington, DC 20002        Executive Vice President
(202) 466-4090              First Sentry Bank (W. Va.)

MCI Center/CHinatown        Clarence L. James, Jr., Esquire
(Opening Fall, 1997)        Executive Director
802 Seventh Street, NW      Executive Leadership Council
Washington, DC 20001
                            Steve Protulis
                            Executive Director
                            National Council of
                            Senior Citizens

                            Marshall T. Reynolds
                            Chairman & President
                            Champion Industries, Inc.

                            Robert L. Shell, Jr.
                            Chief Executive Officer
                            Guyan International

                            Dana B. Stebbins, Esquire
                            Partner
                            Wilkes, Artis, Hedrick & Lane

                            Susan J. Williams
                            President
                            Bracy Williams & Company

FDIC
Equal Housing Lender
[Union logo 'bug' here]

[Page: Outside back middle page.]

            VISION LEADERSHIP STRATEGY



[Mural Artwork appears here in the background]










                        20
       Abigail Adams National Bancorp, Inc.
                       years



          In The National Capital Region



























               Second Quarter Report

                  June 30, 1997

[Page: Outside back left page or the left folded front cover.]

Balance Sheet       Abigail Adams National Bancorp, Inc.
($ IN THOUSANDS)
(UNAUDITED)

                                           June 30,
                                       1997       1996
-------------------------------------------------------
Assets:
Cash and due from banks           $  9.570    $   5,824
Short-term investments               5,329       10,437
Securities (market value of
  $20,143 and $11,560 in 1997
  and 1996, respectively)            20,095      11,534
Loans                                84,628      59,400
 Less:  Allowance for loan losses    (1,116)     (1,261)
  Loans, net                         83,512      58,139
Other assets                          2,353       2,101
                                     -------    -------
     Total assets                   $120,859   $ 88,035
                                     ========   ========

Liabilities and
  Stockholders' Equity:
Deposits                             $103,562   $ 78,584
Short-term borrowings                   1,824      1,739
Long-term debt                          1,109         --
Other liabilities                       1,035        743
                                        -------   -------
     Total liabilities                107,530     81,066
Stockholders' equity                   13,329      6,969
                                       -------    ------
     Total liabilities and
       stockholders' equity          $120,859   $ 88,035
                                     ========   ========



Selected Data            Abigail Adams National Bancorp, Inc.
------------------------------------------------------------
June 30, 1997 and 1996
(UNAUDITED)


                                         1997      1996
------------------------------------------------------------
Allowance for loan losses as a
  percentage of loans                    1.32%     2.12%
Average equity to average assets        12.02%     7.80%
Return on average assets                  .89%     1.12%
Net interest margin                      5.18%     5.40%


[Page: Inside left page.]

Statement of Income               Abigail Adams National Bancorp, Inc.
-----------------------------------------------------------------------
($ IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)

                                      Three months ended:     Six months ended:
                                            June 30,               June 30,
                                        1997       1996         1997      1996

Interest income:
  Interest and fees on loas          $ 1,903    $ 1,471      $ 3,601    $ 2,980
  Interest on securities                 280        170          613        352
  Interest on short-term investments     108        114          180        230
                                       ------    -------      -------    ------
    Total interest income              2,291      1,755        4,394      3,562

Interest expense:
  Interest on deposits                   879        652        1,632      1,334
  Interest on short-term borrowings       30         23           64         52
  Interest on long-term debt              19          1           39          4
                                       ------   --------      -------    ------
    Total interest expense               928        676        1,735      1,390
                                        -----     ------    ---------    ------

    Net interest income                1,363      1,079        2,659      2,172

Other income:
  Service charges on deposits            273        176          564        348
  Other income                            26         47           38         59
                                       ------     ------       ------     -----
    Total other income                   299        223          602        407

Other expense:
  Salaries and employee benefits         545        453        1,083        885
  Net occupancy expense                  244        184          473        355
  Professional fees                       87        (27)         151         15
  Data processing expense                115         86          213        173
  Other operating expense                274        212          546        380
                                       ------     ------      -------     -----
    Total other expense                1,265        908        2,466      1,808
                                      -------     ------      -------    ------

    Income before taxes                  397        394          795        771

Income tax expense                       160        147          309        286
                                        -----     ------      ------     -----
    Net income                         $ 237     $  247        $ 486    $   485
                                       =====     ======        =====    =======
    Net income per share             $  .15     $   .28      $   .30    $   .56
                                     =======    =======      =======    =======

    Weighted average number of shares
       used to compute EPS          1,630,948   868,423     1,630,559    864,682

[Page: Inside middle page.]